Exhibit 5.1

                               LOEWS CORPORATION
                              667 Madison Avenue
                        New York, New York  10021-8087


                                           March 8, 2002
Loews Corporation
667 Madison Avenue
New York, New York  10021-8087

Ladies and Gentlemen:

     I am providing this opinion as General Counsel of Loews Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of its Carolina Group stock, $0.01 par value (the "Shares"), to be offered pursuant to the Carolina Group 2002 Stock Option Plan (the "Plan"). In connection therewith, I have examined or am otherwise familiar with the Company's Certificate of Incorporation, the Company's By-Laws, the Plan, the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as I have deemed necessary for the purposes of this opinion. I hold options to purchase share of Loews common stock, par value $1.00 per share. Loews common stock is another class of common stock of the Company.

     Based upon the foregoing, I am of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,



                                           /s/ Barry Hirsch

                                           Barry Hirsch, Esq.
                                           Senior Vice President,
                                           Secretary and General Counsel